EXHIBIT 99.1
AMERICAN CLAIMS EVALUATION, INC.
REPORTS SECOND QUARTER RESULTS
JERICHO, NY, November 11, 2009: American Claims Evaluation, Inc. (the “Company”) (NASDAQ:AMCE) announced revenues of $1,317,905 and a net loss of $353,508 ($.07 net loss per share) for the three months ended September 30, 2009. By comparison, the Company reported a net loss of $52,152 ($.01 net loss per share) for the three months ended September 30, 2008 consisting of a loss of $182,144 from continuing operations ($.03 net loss per share) and a gain from discontinued operations of $94,345 ($.02 net earnings per share).
During the fiscal year ended March 31, 2009, the Company acquired all of the issued and outstanding shares of Interactive Therapy Group Consultants, Inc. (“ITG”) and also completed the disposition of its wholly-owned subsidiary, RPM Rehabilitation & Associates, Inc. (“RPM”). Accordingly, all results related to RPM have been reflected as discontinued operations.

	Three Months Ended		Six Months Ended
	09/30/09	09/30/08	09/30/09	09/30/08
	(Unaudited)		(Unaudited)
Revenues	$1,317,905	$247,690	$3,224,996	$247,690
Operating loss from continuing operations	(354,977)	(182,144)	(399,114)	(389,255)
Loss before discontinued operations	(353,508)	(146,497)	(393,278)	(311,809)
Net loss	$(353,508)	$(52,152)	$(393,278)	$(223,292)
Net earnings (loss) per share:
From continuing operations — basic and diluted	$(0.07)	$(0.03)	$(0.08)	$(0.07)

From discontinued operations — basic and diluted	$0.00	$0.02	$0.00	$0.02

Weighted average shares — basic and diluted	4,754,900	4,761,800	4,754,900	4,761,800
ITG’s business is moderately seasonal based on the school year. Accordingly, revenues recorded during the three months ended September 30, 2009, which includes two full months during which schools are not in session, reflect the Company’s lowest revenue producing quarter.
American Claims Evaluation, Inc., through its wholly owned subsidiary, Interactive Therapy Group Consultants, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.
For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.